Exhibit 23.1

June 12, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Stealth Resources, Inc. on Form S-1 of our audit report, dated January 21, 2008 (except for Note 6, which is June 9, 2008), relating to the accompanying balance sheet as of May 31, 2007 and the related statements of operations, stockholders’ deficit, and cash flows from inception (January 10, 2007) through May 31, 2007, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

June 12, 2008

2580 Anthem Village Drive, Henderson, NV  89052

Telephone (702) 588-5960  ●  Facsimile (702)588-5979